UNITED STATES	OMB APPROVAL
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Summit Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

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SUMMIT BANCSHARES, INC.
3880 HULEN STREET, SUITE 300
FORT WORTH, TEXAS 76107

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Summit Bancshares, Inc. (the “Corporation”) will be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on April 19, 2005, at 3:30 p.m., local time, for the following purposes:

1.	To elect eleven (11) directors of the Corporation for terms expiring at the 2006 Annual Meeting of Shareholders of the Corporation.

2.	To transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

Only those shareholders of record at the close of business on March 7, 2005 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof.

IMPORTANT

Your vote is important regardless of the number of shares you may own. The Corporation’s management sincerely desires your presence at the Annual Meeting of Shareholders. However, so that we may be sure that your vote will be included, please sign and return the enclosed proxy promptly. Your proxy may be revoked at any time before it is voted.

By Order of the Board of Directors,

Philip E. Norwood
Chairman of the Board, President and CEO

March 25, 2005
Fort Worth, Texas

SUMMIT BANCSHARES, INC.
3880 HULEN STREET, SUITE 300
FORT WORTH, TEXAS 76107
TELEPHONE: (817) 336-6817

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held Apri1 19, 2005

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the “Board”) of Summit Bancshares, Inc. (the “Corporation”) to be used at the Annual Meeting of Shareholders of the Corporation (the “Annual Meeting”) to be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, on Apri1 19, 2005, at 3:30 p.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are being mailed on or about March 25, 2005 to the shareholders of record of the Corporation on March 7, 2005.

The Corporation’s Annual Report to Shareholders for the year ended December 31, 2004 (the “Annual Report”) is being furnished with this Proxy Statement to the shareholders of record of the Corporation on March 7, 2005. The Annual Report does not constitute a part of the proxy solicitation materials.

GENERAL INFORMATION

The close of business on March 7, 2005 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting has been called by the Board for the purposes of (i) electing eleven (11) directors of the Corporation to serve terms expiring at the 2006 Annual Meeting of Shareholders of the Corporation and (ii) transacting such other business as may properly come before the Annual Meeting or any adjournment thereof.

Whether or not you can attend the Annual Meeting in person, your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or are represented by proxy. Accordingly, it is requested that you sign and return the enclosed proxy in the envelope provided or you may vote by telephone or electronically using the Internet.

The Board has appointed James L. Murray, F. S. Gunn and Elliott S. Garsek as proxy holders for the Annual Meeting. If a shareholder’s proxy specifies a choice with respect to a matter, the proxy holders will vote such shareholder’s shares in accordance with the instructions contained therein. If no specification is made, the proxy holders will vote the shares represented thereby FOR the election of the nominees for director identified herein unless the proxy is marked in such a manner as to withhold authority to so vote.

The accompanying proxy also will be voted in connection with the transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters to be considered at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, the proxy holders will vote proxies in their discretion on any such matter.

Any person executing the accompanying proxy may revoke it at any time prior to the actual voting thereof by submitting a written revocation thereof to the Secretary of the Corporation at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, or by duly executing a subsequent proxy bearing a later date.

The cost of soliciting proxies will be borne by the Corporation. The solicitation will be made by mail. The Corporation will supply brokerage firms and other custodians, nominees and fiduciaries with such number of proxy materials as they may require for mailing to beneficial owners and will reimburse them for their reasonable expenses incurred in connection therewith. Directors, officers and employees of the Corporation, not specifically employed for the purpose, may solicit proxies, without remuneration therefor, by mail, telephone, telegraph or personal interview.

OUTSTANDING SHARES AND VOTING RIGHTS

At the close of business on March 7, 2005, the record date for determining the shareholders of record of the Corporation entitled to notice of and to vote at the Annual Meeting, there were 12,409,356 shares of the Corporation’s common stock, $1.25 par value (the “Common Stock”), issued and outstanding.

Each holder of shares of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock owned of record at the close of business on March 7, 2005. Nominees for director will be elected by a plurality vote and, therefore, the eleven (11) nominees receiving the highest number of affirmative votes at the Annual Meeting shall be elected as directors. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

All shares of Common Stock represented at the Annual Meeting in person or by proxy shall be counted in determining the presence of a quorum at the Annual Meeting. In accordance with the Amended and Restated Bylaws of the Corporation, abstentions and broker non-votes (shares held by a broker or nominee as to which a broker or nominee indicates on the proxy that it does not have the authority, either express or discretionary, to vote on a particular matter) are counted for the purpose of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will not be considered part of the voting power present in person or represented by proxy with respect to any matter on which such shares are not voted.

PROPOSAL — ELECTION OF DIRECTORS

The Board has nominated the eleven (11) persons named below for election to the Board. Information regarding each of the nominees for director appears below. With the exception of Mr. Evans, all of the nominees are currently directors of the Corporation. Mr. Evans was recommended as a nominee for director by the Nominating and Corporate Governance Committee of the Board. All of the nominees have consented to serve on the Board if elected. If for any unforeseen reason a nominee is unable to serve if elected, the proxy holders may exercise their discretion to vote for a substitute nominee selected by the Board. The Board does not anticipate that any of the nominees will be unable to serve if elected.

No director of the Corporation is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), or subject to the requirements of Section 15(d) of the Securities Exchange Act or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

NOMINEES FOR ELECTION AS DIRECTORS

Philip E. Norwood, (Age 55)

Mr. Norwood has served as an officer and director of the Corporation for at least the past five years. His positions with the Corporation are or have been as follows: Chairman of the Board from January 1998 to present, President/CEO from January 2001 to present, and Director from March 1984 to present. Mr. Norwood also served as Chairman of the Board, President/CEO and Director for Summit Bank, N.A. (the successor to Summit Community Bank, N.A. and Summit National Bank following their merger effective May 2001) from May 2001 to present. Mr. Norwood served as Chairman of the Board from January 1998 to May 2001, President from July 1994 to May 2001, and Director from January 1990 to May 2001 for Summit Community Bank, N.A. Mr. Norwood served as President and Director from January 2001 to May 2001 and Director from March 1983 to January 1996 for Summit National Bank.

Robert P. Evans, (Age 57)

Mr. Evans has served as Managing Partner of Sproles Woodward L.L.P., an independent accounting firm, for at least the past five years. Mr. Evans served as Director from January 2004 to present of Summit Bank, N.A.

Elliott S. Garsek, (Age 56)

Mr. Garsek has served as a practicing attorney with the law firm of Barlow Garsek & Simon, LLP, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1987 to present and Director of Summit Bank, N.A. or its predecessors from June 1984 to present.

Ronald J. Goldman, (Age 63)

Mr. Goldman has served as President of Ronnie’s LLC, a corporation engaged in retail sales of fine wines and gourmet foods, and been involved in personal investments for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1984 to present and Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

F. S. Gunn, (Age 71)

Mr. Gunn retired from the Corporation as an employee on December 31, 1997. He holds or has held the following positions with the Corporation: Vice Chairman of the Board of the Corporation from October 1993 to January 1998, President from January 1990 to January 1993, and Director from January 1979 to present. He also served as Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

Robert L. Herchert, (Age 62)

Mr. Herchert has served as Chairman of the Board or President and Chief Executive Officer of Freese & Nichols, Inc., a consulting engineering company, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1998 to present and Director of Summit Bank, N.A. or its predecessors from April 1996 to present.

Jay J. Lesok, (Age 58)

Mr. Lesok has served as President of CFS Financial, a mortgage company servicing real estate mortgages in Fort Worth, Texas for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 2001 to present and Director of Summit Bank, N.A. or its predecessors from July 1995 to present.

William W. Meadows, (Age 52)

Mr. Meadows has served as Executive Vice President of Wm. Rigg Insurance Co., an insurance agency, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1991 to present and Director of Summit Bank, N.A. or its predecessors from June 1984 to present.

James L. Murray, (Age 72)

Mr. Murray retired from the Corporation as an employee on December 31, 1997. He holds or has held the following positions with the Corporation: Chairman of the Board of the Corporation from January 1985 to January 1998 and Director from January 1979 to present. He also served as Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

Byron B. Searcy, (Age 69)

Mr. Searcy has served as a commercial real estate broker affiliated with Kelly, Geren, & Searcy, Inc., a corporation engaged in the commercial real estate brokerage business in Fort Worth, Texas, or its predecessor for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 1984 to present and Director of Summit Bank, N.A. or its predecessors from January 1975 to present.

Roderick D. Stepp, (Age 68)

Mr. Stepp has served as President of M & M Manufacturing, L.P., a local company manufacturing metal products in Fort Worth, Texas, for at least the past five years. His positions with the Corporation include: Director of the Corporation from April 2001 to present and Director of Summit Bank, N.A. or its predecessors from February 1998 to present.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE ELEVEN (11) PERSONS NAMED ABOVE AS DIRECTORS OF THE CORPORATION.

BOARD AND CORPORATE GOVERNANCE MATTERS

Membership on the Board

The Amended and Restated Bylaws of the Corporation provide that the Board shall be comprised of not more than twenty-five (25) members. In addition, the Amended and Restated Bylaws of the Corporation provide that the mandatory retirement age for each director, other than Mr. Murray and Mr. Gunn, is 75 years of age. The Board has set the number of directors at eleven (11). Directors are elected annually by the shareholders of the Corporation to serve terms expiring at the following annual meeting of shareholders of the Corporation and hold office until their successors are elected and qualified. Any vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by an election of directors at an annual or special meeting of shareholders of the Corporation called for such purpose. Any director elected to fill any such vacancy shall hold office for the unexpired term of his predecessor, or until the next election of directors by the shareholders of the Corporation if the vacancy is caused by an increase in the number of directors.

Committees of the Board

The Board has established a standing Audit Committee, Executive Committee, Compensation and Benefits Committee, Asset/Liability Management Committee, Nominating and Corporate Governance Committee and Merger & Acquisition Committee. Information regarding the membership of the foregoing committees of the Board and the principal functions of such committees appears below.

Audit Committee

The members of the Audit Committee are Robert L. Herchert (Chairman), F. S. Gunn, Jay J. Lesok and Roderick D. Stepp.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities for general oversight of the effectiveness of the Corporation’s system of reporting financial information and the integrity of the Corporation’s financial statements, the Corporation’s compliance with Board policies, operating policies and procedures and applicable laws and regulations, the qualifications and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit function and its independent auditors and the effectiveness of the Corporation’s internal controls. The Audit Committee is responsible for, among other things, appointing, evaluating and determining the compensation of the Corporation’s independent auditors, reviewing and approving the scope of the Corporation’s annual audit, including the audit fee, reviewing the Corporation’s disclosure controls and procedures, internal controls and internal audit function, overseeing investigations into complaints concerning financial matters, reviewing the Corporation’s quarterly and annual financial statements with the Corporation’s independent auditors and the preparation of an annual report to be included in the Corporation’s proxy statement in connection with each annual meeting of shareholders.

The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Nasdaq Rules”). In addition, the Board has determined that each member of the Audit Committee satisfies the financial literacy requirements set forth under the Nasdaq Rules.

Although the members of the Audit Committee possess considerable financial experience, the Board has determined that the Audit Committee currently does not have an “audit committee financial expert,” as that term is defined under the rules and regulations of the SEC. However, if Mr. Evans is elected as a director of the Corporation, the Board intends to appoint Mr. Evans as a member of the Audit Committee. The Board has determined that Mr. Evans, if elected as a director of the Corporation and appointed as a member of the Audit Committee, would qualify as an “audit committee financial expert” under the rules and regulations of the SEC. The Board has also determined that Mr. Evans would be “independent” within the meaning of the rules and regulations of the SEC and the Nasdaq Rules and would satisfy the financial literacy requirements set forth under the Nasdaq Rules.

Executive Committee

The members of the Executive Committee are Elliott S. Garsek (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert, Jay J. Lesok, William W. Meadows, James L. Murray, Philip E. Norwood, Byron B. Searcy and Roderick D. Stepp.

The Executive Committee, during intervals between meetings of the Board, has the authority to exercise all the powers of the full Board other than with respect to matters coming specifically within the purview of other committees of the Board and certain extraordinary corporate matters.

Compensation and Benefits Committee

The members of the Compensation and Benefits Committee are William W. Meadows (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert and James L. Murray.

The primary function of the Compensation and Benefits Committee is to discharge the Board’s responsibilities relating to the compensation of directors and executive officers of the Corporation. In addition, the Compensation and Benefits Committee is responsible for reviewing and approving objectives relevant to the compensation of the Corporation’s executive officers, and evaluating the performance of the Corporation’s executive officers in accordance with those objectives, the preparation of an annual report to be included in the Corporation’s proxy statement in connection with each annual meeting of shareholders and the approval and administration of the Corporation’s compensation plans, including the 1993 Incentive Stock Option Plan of the Corporation, the 1997 Incentive Stock Plan of the Corporation, the Corporation’s 401(k) Plan, the Corporation’s Supplemental Executive Retirement Plan, the severance agreement for Mr. Norwood and the Corporation’s Performance Compensation Plan. See “Executive Compensation and Other Information” and “Compensation and Benefits Committee Report on Executive Compensation” for additional information.

Asset/Liability Management Committee

The members of the Asset/Liability Management Committee are Philip E. Norwood (Chairman), Elliott S. Garsek, Jay J. Lesok and Roderick D. Stepp.

The primary functions of the Asset/Liability Management Committee are to review the implementation of the Corporation’s asset and liability management functions and to assure that those functions are carried out in a workable and productive fashion. The Asset/Liability Management Committee is also responsible for monitoring asset and liability management objectives while working within the range of operating guidelines set forth in the Corporation’s Asset/Liability Management Policy.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Byron B. Searcy (Chairman), Elliott S. Garsek, Ronald J. Goldman, F. S. Gunn, William W. Meadows, James L. Murray, Robert L. Herchert, Jay J. Lesok, and Roderick D. Stepp.

The primary function of the Nominating and Corporate Governance Committee is to identify individuals qualified to become members of the Board and recommend the slate of directors to be nominated for election at each annual meeting of shareholders of the Corporation. The Nominating and Corporate Governance Committee is also responsible for, among other things, evaluating the qualifications of each nominee for election to the Board, reviewing the qualifications for membership on all committees of the Board and advising the Board on all matters concerning directorship practices. Also, the Nominating and Corporate Governance Committee will take a leadership role in shaping the corporate governance policies and practices of the Corporation and ensuring that proper attention is given, and effective responses are made, to shareholder concerns regarding the corporate governance policies and practices of the Corporation.

Merger & Acquisition Committee

The members of the Merger & Acquisition Committee are Elliott S. Garsek (Chairman), Ronald J. Goldman, F. S. Gunn, William W. Meadows and James L. Murray.

The primary function of the Merger & Acquisition Committee is to consider expressions of interest in the Corporation in consultation with the Corporation’s financial advisors and to make recommendations to the Board with respect to such expressions of interest. Also, the Merger & Acquisition Committee considers potential acquisitions of other financial service entities recommended by management and makes recommendations to the Board with respect to such acquisition proposals.

Determinations Regarding Independence of Directors

The Board has determined that with the exception of Mr. Norwood, each director and nominee for director of the Corporation is “independent” within the meaning of the Nasdaq Rules. The Board has also determined that with the exception of Mr. Norwood, each member of the Executive Committee, the Audit Committee, the Compensation and Benefits Committee, the Asset/Liability Management Committee, the Nominating and Corporate Governance Committee and the Merger & Acquisition Committee is independent within the meaning of the Nasdaq Rules.

Directors’ Compensation

During 2004 the Corporation paid each of its directors, including management directors, $200 per Board meeting attended and $200 per committee meeting attended. In addition, each director was paid a quarterly retainer of $500. The Corporation paid a total of $35,600 in directors’ fees and $20,100 in committee fees during 2004. During 2005 the Corporation intends to pay each of its directors, excluding management directors, an annual retainer of $18,000. In addition, each chairman of a committee, excluding management directors, will receive an additional $2,000 annually.

Each director of the Corporation also serves as a director of Summit Bank, N.A. (the “Bank”). During 2004 the Bank paid each of its directors, including management directors, $300 per board meeting attended and $200 per committee meeting attended. The Bank paid a total of $80,700 in directors’ fees and $93,250 in committee fees during 2004. During 2005 the Bank intends to pay each of its directors, excluding management directors, $300 per board meeting attended and $200 per committee meeting attended.

Attendance at Board and Committee Meetings and Annual Meeting of Shareholders

During 2004 there were nine meetings (including regularly scheduled and special meetings) of the Board; nine meetings of the Executive Committee; seven meetings of the Audit Committee; five meetings of the Asset/Liability Management Committee; one meeting of the Nominating and Corporate Governance Committee; three meetings of the Compensation and Benefits Committee; and no meetings of the Merger & Acquisition Committee. Each director, with the exception of William W. Meadows, attended at least 75% of the total number of meetings of the Board and committees of the Board of which he was a member during 2004.

The members of the Board are strongly encouraged to attend annual meetings of shareholders of the Corporation. All directors, except Mr. Murray and Mr. Meadows, attended the 2004 Annual Meeting of Shareholders of the Corporation.

Executive Sessions

The Board intends to hold executive sessions of the independent directors of the Corporation at least twice per year. Any such executive sessions will be scheduled and chaired by the Chairman of the Executive Committee.

Director Nominations and Related Matters

The Board has adopted a Nominating and Corporate Governance Committee Charter. One purpose of the Nominating and Corporate Governance Committee Charter is to describe the process by which candidates for possible inclusion in the Corporation’s recommended slate of director nominees are selected. The Nominating and Corporate Governance Committee Charter is administered by the Board and is publicly available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section.

Process of Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee annually assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement, new rules and regulations established by the SEC or Nasdaq, or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director that come to the attention of the Nominating and Corporate Governance Committee through directors, officers, agents or shareholders (as described below) of the Corporation or otherwise.

Additionally, although it did not do so during 2004, the Nominating and Corporate Governance Committee has the authority to retain at the Corporation’s expense a search firm to assist the Nominating and Corporate Governance Committee in fulfilling its responsibility of identifying candidates for membership on the Board. The Nominating and Corporate Governance Committee has the sole authority to retain a search firm and to approve any such firm’s reasonable fees and other terms of retention.

Candidates for the Board are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee throughout the year, and each candidate, whether recommended by a director, officer, agent or shareholder of the Corporation or otherwise, will be evaluated using the same standards and in the same manner by the Nominating and Corporate Governance Committee.

If, based on the Nominating and Corporate Governance Committee’s initial evaluation, a candidate continues to be of interest to the Nominating and Corporate Governance Committee, the Chairman of the Nominating and Corporate Governance Committee will interview the candidate and communicate his or her evaluation to the other members of the Nominating and Corporate Governance Committee, and the Chairman of the Board, President and CEO of the Corporation. Later reviews may be conducted by other members of the Nominating and Corporate Governance Committee, and other senior management of the Corporation. Ultimately, background and reference checks will be conducted and the Nominating and Corporate Governance Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

The director nominations process described above and the minimum criteria for nominating directors described below is intended to provide a flexible set of guidelines for the effective functioning of the director nominations process. The Nominating and Corporate Governance Committee intends to review the nominations process and minimum criteria for nominating directors at least annually and anticipates that modifications will be necessary from time to time as the Corporation’s needs and circumstances evolve and applicable legal or listing standards change. The Nominating and Corporate Governance Committee may amend the nominations process and minimum criteria for nominating directors at any time.

Minimum Criteria for Nominating Directors

The Nominating and Corporate Governance Committee has established certain specific, minimum qualifications that an individual must possess to be recommended by the Nominating and Corporate Governance Committee to the Board for election or reelection as director. Candidates nominated for election or reelection to the Board must:

•	possess high personal and professional ethics, integrity and values and an independent mind, and be capable of exercising sound judgment;

•	possess high interpersonal skills and demonstrate proven leadership skills;

•	have a knowledge of basic business principles and an understanding of the Corporation’s business and the general banking needs of the communities in which the Corporation operates;

•

have a depth of experience and availability to perform as a member of the Board along with a balance of business interests and experience comparable to, or exceeding, the incumbent or other nominated directors of the Board;

•	be successful in his or her business endeavors and be committed to serving the Corporation and the communities in which it operates;

•	possess a good credit reputation and otherwise have a sound personal financial status;

•	be prepared to represent the best interests of the Corporation’s shareholders and not just one particular constituency;

•

be cognizant of any facts or circumstances that involve, or may potentially involve, a material conflict of interest between the director, the Corporation and/or its shareholders, and be prepared to dissociate himself or herself from any involvement in any matter or situation that constitutes, or could be expected to constitute, such a conflict of interest; and

•

be prepared and committed to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member, and not have other personal or professional commitments that would, in the Nominating and Corporate Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

     The above criteria are simply minimum qualifications and, ultimately, the Nominating and Corporate Governance Committee will recommend to the Board the individuals who the Nominating and Corporate Governance Committee believes will be effective, along with the other members of the Board, in serving the long-term interests of the Corporation and its shareholders. Candidates also are evaluated based on their background and the need for any required expertise on the Board or its committees at any particular time.

Shareholder Recommendations of Director Candidates to the Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will consider individuals recommended by the shareholders of the Corporation to serve on the Board. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee may do so by submitting a written recommendation to: Director Nominations, c/o Corporate Secretary, 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. Submissions must include:

•	the name and address, as they appear in the Corporation’s records, of the record shareholder recommending such individual and the name and address of the beneficial owner, if any, on whose behalf the recommendation is made;

•	the number of shares of Common Stock that are owned of record or beneficially by such record shareholder and by the beneficial owner, if any, on whose behalf the recommendation is made;

•	all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee; and

•	any other information that the shareholder believes would aid the Nominating and Corporate Governance Committee in its evaluation of the recommended individual.

Submissions must be accompanied by a written consent of the individual recommended to stand for election if nominated by the Board and to serve if elected by the shareholders of the Corporation.

Shareholder Communications with the Board

Any shareholder of the Corporation who desires to make his or her concerns known to an individual director of the Corporation, the Board or a committee of the Board may do so by emailing the Board at bod@summitbank.net or by mail to: Board of Directors, 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. The Secretary of the Corporation will forward all shareholder communications, other than communications that are not properly directed or are deemed frivolous, to the individual director of the Corporation, the Board or a committee of the Board, as requested in the communication.

Any communication to the Corporation from one of its officers or directors will not be considered to be a “stockholder communication.” Any communication to the Corporation from one of its employees or agents will only be considered to be a “stockholder communication” if made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act will not be viewed as a “stockholder communication.”

INDEPENDENT AUDITORS

Stovall, Grandey & Whatley, Certified Public Accountants, has acted as independent auditors of the Corporation since 1979 and has reported that neither it nor any of its partners has any direct or indirect material financial interest in the Corporation, other than as independent auditors of the Corporation. The Audit Committee has selected Stovall, Grandey & Whatley as its independent auditors of the Corporation for its fiscal year ending December 31, 2005.

Representatives of Stovall, Grandey & Whatley will be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

PRINCIPAL AUDITOR FEES AND SERVICES

The following table presents aggregate fees billed by the Corporation’s independent auditors, Stovall, Grandey & Whatley, Certified Public Accountants, for the audit of the Corporation’s annual financial statements for the fiscal years ended December 31, 2003 and 2004 and aggregate fees billed for audit-related services, tax services and all other services rendered by Stovall, Grandey & Whatley to the Corporation for the fiscal years ended December 31, 2003 and 2004:

	Fiscal Year Ended December 31, 2003	Fiscal Year Ended December 31, 2004
Audit Fees(1)	$72,500	$86,000
Audit-Related Fees(2)	$12,750	$17,250
Tax Fees(3)	$12,000	$14,750
All Other Fees	—	—

(1)	Audit fees represents fees for professional services rendered in connection with the audit of the Corporation’s annual financial statements and review of the Corporation’s quarterly financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees represents fees for professional services rendered in connection with financial statement audits of employee benefit plans, audit procedures related to accounting and/or billing records, internal control reviews and assistance with internal control reporting requirements, and consultations as to the application of the rules and standards established by regulatory agencies.

(3)	Tax fees represents fees for professional services rendered in connection with federal, state and local tax planning and compliance and the preparation of federal, state, local, franchise and other tax returns.

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the Corporation’s independent auditor. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor in order to ensure that the provision of such services does not impair the independence of the independent auditor. The policy provides for the general pre-approval of specific types of audit, audit-related, tax and other services, gives detailed guidance to management regarding the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy also provides that specific pre-approval of services to be provided by the independent auditor will be required if such services have not been generally pre-approved by the Audit Committee or if such services exceed specific pre-approved cost limits. Under the policy, the term of any general pre-approval of services is twelve (12) months from the date of general pre-approval, unless the Audit Committee specifically provides for a different period.

The policy provides that the Audit Committee will annually establish the pre-approval fee levels for all services to be provided by the independent auditor. Under the policy, requests or applications to provide services that require specific approval by the Audit Committee must be submitted to the Audit Committee by both the independent auditor and the Corporation’s principal financial officer, and must include a joint statement as to whether the request or application is consistent with the rules of the SEC relating to auditor independence.

In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. Any member or members of the Audit Committee to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating its responsibilities to pre-approve services to be performed by the independent auditor to management of the Corporation.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the four directors whose names appear below. The Board has determined that each member of the Audit Committee is “independent” within the meaning of the rules and regulations of the SEC and Nasdaq.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities for general oversight of the effectiveness of the Corporation’s system of reporting financial information and the integrity of the Corporation’s financial statements, the Corporation’s compliance with Board policies, operating policies and procedures and applicable laws and regulations, the qualifications and independence of the Corporation’s independent auditors, the performance of the Corporation’s internal audit function and independent auditors and the effectiveness of the Corporation’s internal controls. The specific responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, a copy of which is available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section. The Audit Committee reviews its charter at least annually.

The Audit Committee has reviewed and discussed with the Corporation’s management and Stovall, Grandey & Whatley, Certified Public Accountants, the Corporation’s independent auditors, the audited financial statements of the Corporation contained in the Corporation’s Annual Report on SEC Form 10-K for the year ended December 31, 2004.

The Audit Committee also has discussed with the Corporation’s independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent auditors such independent auditors’ independence. The Audit Committee has also considered whether the provision of non-audit services to the Corporation by the independent auditor is compatible with maintaining its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2004.

This report is submitted on behalf of the Audit Committee.

Robert L. Herchert, Chairman
F. S. Gunn
Jay J. Lesok
Roderick D. Stepp

SECURITIES OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information known to the Corporation regarding the beneficial ownership of shares of Common Stock as of March 7, 2005 by (i) each director and nominee for director of the Corporation, (ii) the Named Executive Officers (as defined below), (iii) all of the directors and executive officers of the Corporation as a group and (iv) each person or entity who the Corporation believes is the beneficial owner of more than 5% of the issued and outstanding Common Stock.

The information regarding beneficial ownership of Common Stock by each director, nominee for director, Named Executive Officer, and the directors and executive officers as a group identified below is based on information furnished by such persons, except that the percentage is based upon the Corporation’s calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such persons and the number of shares of Common Stock issued and outstanding as of March 7, 2005. The information regarding beneficial ownership of Common Stock by each person or entity who the Corporation believes is the beneficial owner of more than 5% of the issued and outstanding Common Stock identified below is included in reliance on reports filed with the SEC by such person or entity, except that the percentage is based upon the Corporation’s calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person or entity in such report and the number of shares of Common Stock outstanding on March 7, 2005.

The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person or entity has sole or shared voting power or investment power and also any shares of Common Stock underlying options that are exercisable by that person or entity within 60 days of March 7, 2005.

Unless otherwise indicated below, the address for each person or entity listed below is c/o Summit Bancshares, Inc., 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107. Percentage of beneficial ownership is based upon 12,409,356 shares of Common Stock issued and outstanding as of March 7, 2005.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Executive Officers:
Philip E. Norwood	317,698	(2)	2.6%
Robert P. Evans	2,000		*
Elliott S. Garsek	83,400		*
Ronald J. Goldman	538,640		4.3%
F. S. Gunn	443,600	(3)	3.6%
Robert L. Herchert	10,000		*
Jay J. Lesok	33,400		*
William W. Meadows	126,534	(4)	1.0%
James L. Murray	297,752		2.4%
Bob G. Scott	96,400	(5)	*
Byron B. Searcy	65,560	(6)	*
Roderick D. Stepp	14,000		*
Donald R. Waters	93,600	(7)	*
All directors and executive officers as a group (13 persons)	2,122,584	(8)	17.0%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Beneficial Owners of More than 5%:
The Banc Funds Company, L.L.C. 208 S. LaSalle Street Chicago, IL 60604	755,922 (9)	6.1%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	649,200	5.2%

*	Less than 1% of all of the issued and outstanding shares of Common Stock.

(1)	Except as otherwise indicated, each person has sole voting power and investment power with respect to all shares of Common Stock beneficially owned by such person.

(2)	Includes (i) 290,114 shares of Common Stock held directly, (ii) 3,584 shares of Common Stock held by Mr. Norwood’s children and (iii) 24,000 shares of Common Stock which Mr. Norwood has the right to acquire within 60 days of March 7, 2005 pursuant to options granted to him under the Corporation’s stock plans.

(3)	Includes (i) 360,738 shares of Common Stock held directly and (ii) 82,862 shares of Common Stock held by a trust for which Mr. Gunn serves as a co-trustee.

(4)	Includes (i) 34,344 shares of Common Stock held directly, (ii) 1,052 shares of Common Stock held in trust for the benefit of Mr. Meadows’ children and (iii) 91,138 shares held by a trust for which Mr. Meadows serves as an investment advisor and holds a power of attorney for the current beneficiary of the trust.

(5)	Includes (i) 80,000 shares of Common Stock held directly, (ii) 2,800 shares of Common Stock held by Mr. Scott’s wife and (iii) 13,600 shares of Common Stock which Mr. Scott has the right to acquire within 60 days of March 7, 2005 pursuant to options granted to him under the Corporation’s stock plans.

(6)	Includes (i) 63,080 shares of Common Stock held directly and (ii) 2,480 shares of Common Stock held by Mr. Searcy’s wife. Mr. Searcy has shared voting power and investment power with respect to the shares of Common Stock held by his wife.

(7)	Includes (i) 48,400 shares of Common Stock held directly and (ii) 45,200 shares of Common Stock which Mr. Waters has the right to acquire within 60 days of March 7, 2005 pursuant to options granted to him under the Corporation’s stock plans.

(8)	Includes 82,800 shares of Common Stock that executive officers of the Corporation have the right to acquire within 60 days of March 7, 2005 pursuant to options granted to them under the Corporation’s stock plans.

(9)	Includes (i) 557,922 shares held of record by Banc Fund V L.P. (“BF V”) and (ii) 198,000 shares held of record by Banc Fund VI L.P. (“BF VI”). The general partner of BF V is MidBanc V L.P. (“MB V”). The general partner of BF VI is MidBanc VI L.P. (“MB VI”). The general partner of each of MB V and MB VI is The Banc Funds Company, L.L.C. (“BFC”). Charles J. Moore has been the manager of the investment decisions for BF V and BF VI since their respective inceptions. In his capacity as manager, Mr. Moore has voting and dispositive power over the shares of Common Stock held by BF V and BF VI. As the controlling member of BFC, Mr. Moore controls BFC and therefore each of BF V and BF VI is directly and indirectly controlled by BFC.

EXECUTIVE OFFICERS OF THE CORPORATION

The executive officers of the Corporation, their respective ages and their present positions with the Corporation are as follows:

Name	Age	Position
Philip E. Norwood	55	Chairman of the Board, President and CEO

Bob G. Scott	67	Executive Vice President, Chief Operating Officer, Secretary and Treasurer

Donald R. Waters	61	Senior President

Mr. Norwood currently serves as Chairman of the Board, President and CEO of the Corporation and Chairman of the Board, President and CEO of Summit Bank, N.A. He began serving as Chairman of the Board of the Corporation in 1998 and has served as President and CEO since 2001. He has also served as a director of the Corporation since 1984. During May 2001, Summit Bank, N.A. evolved as a result of the merger of Summit Community Bank, N.A. and Summit National Bank, and Mr. Norwood began serving as the Chairman of the Board, President and CEO of Summit Bank, N.A. at that time. Beginning January 1998, Mr. Norwood served as Chairman of the Board of Summit Community Bank, N.A. Mr. Norwood also served Summit Community Bank, N.A. as President from 1994 until the merger and as a director from January 1990 until the merger. Additionally, Mr. Norwood served as a director of Summit National Bank from March 1983 to January 1996 and President from January 2001 until the merger.

Mr. Scott became Executive Vice President, Chief Operating Officer, Secretary and Treasurer of the Corporation in January 1998 and continues to serve in these capacities. He served as Senior Vice President and Chief Financial Officer of the Corporation from June 1994 to January 1998. From February 1992 to June 1994, Mr. Scott was a Senior Vice President with Alexander and Alexander of Texas, Inc. Prior to February 1992, Mr. Scott was a financial officer with Team Bancshares, Inc., Fort Worth, Texas and with Texas American Bancshares, Inc., Fort Worth, Texas.

Mr. Waters has served as Senior President of the Corporation since 2001. He is responsible for all the branch lending activities of the Corporation as well as overseeing the Credit/Loan Administration group. Mr. Waters also serves as President of the Northeast branch of Summit Bank, N.A. From 1995 until the merger of Summit Community Bank, N.A. and Summit National Bank, Mr. Waters served as President of the Northeast branch of Summit Community Bank, N.A. Prior to 1995, Mr. Waters served as President and CEO for Bank of North Texas.

Each executive officer of the Corporation is elected annually by the Board and may be removed at any time by the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

The following table summarizes all compensation paid by the Corporation to the Chairman of the Board, President and CEO and two other individuals whose total compensation exceeded $100,000 and who were serving as executive officers of the Corporation as of December 31, 2004 (the “Named Executive Officers”).

	Annual Compensation
Name and Principal Position	Year	Salary (1)	Bonus (2)	All Other Compensation (3) & (4)
Philip E. Norwood	2004	$290,150	$34,872	$82,410
Chairman of the Board, President	2003	$255,700	—	$81,280
& CEO	2002	$237,608	$31,226	$79,422

Bob G. Scott	2004	$160,000	$18,795	$55,542
Executive Vice President &	2003	$150,000	—	$55,558
Chief Operating Officer	2002	$136,500	$16,517	$54,706

Donald R. Waters	2004	$185,000	$27,552	$95,012
Senior President	2003	$170,550	—	$92,972
	2002	$165,200	$18,549	$95,229

(1)	For Mr. Norwood and Mr. Waters, salary includes fees for service as a director of the Corporation and/or the Bank, as applicable.

(2)	Consists of awards made by the Corporation to each of the Named Executive Officers pursuant to the Performance Compensation Plan in recognition of the Corporation’s performance during the prior year. For the Named Executive Officers, 80% of each award under the Performance Compensation Plan in recognition of the Corporation’s performance during the prior year is paid during the first quarter of the foreclosing year, and payment of the remaining 20% of the award is deferred for two years. See “Executive Compensation and Other Information — Performance Compensation Plan” for additional information.

(3)	For 2004, this column represents (i) premiums paid by the Corporation for term life insurance on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $774; Mr. Scott, $2,286; and Mr. Waters, $372; (ii) $5,300 of dependent health care coverage paid by the Corporation on behalf of Mr. Norwood, (iii) matching contributions under the 401(k) Plan made by the Corporation on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $13,000; Mr. Scott, $9,200; and Mr. Waters, $10,362; and (iv) premiums paid by the Corporation for life insurance under the Supplemental Executive Retirement Plan on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $63,336; Mr. Scott, $44,056; and Mr. Waters, $84,278. For 2003, this column represents (i) premiums paid by the Corporation for term life insurance on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $414; Mr. Scott, $2,286; and Mr. Waters, $372; (ii) $5,530 of dependent health care coverage paid by the Corporation on behalf of Mr. Norwood, (iii) matching contributions under the 401(k) Plan made by the Corporation on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $12,000; Mr. Scott, $9,216; and Mr. Waters, $8,322; and (iv) premiums paid by the Corporation for life insurance under the Supplemental Executive Retirement Plan on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $63,336: Mr. Scott, $44,056; and Mr. Waters, $84,278. For 2002, this column represents (i) premiums paid by the Corporation for term life insurance on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $414; Mr. Scott, $1,188; and Mr. Waters, $384; (ii) $4,672 of dependent health care coverage paid by the Corporation on behalf of Mr. Norwood, (iii) matching contributions under the 401(k) Plan made by the Corporation on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $11,000; Mr. Scott, $9,462; and

Mr. Waters, $10,567; and (iv) premiums paid by the Corporation for life insurance under the Supplemental Executive Retirement Plan on behalf of the Named Executive Officers in the following amounts: Mr. Norwood, $63,336; Mr. Scott, $44,056; and Mr. Waters, $84,278.

(4)	The Corporation provides each of the Named Executive Officers with certain perquisites and other personal benefits, including payment of club dues, and providing use of an automobile owned by the Corporation or Bank. The amount of perquisites and other personal benefits provided to each Named Executive Officer does not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such Named Executive Officer.

Options Granted During 2004

No grants of stock options were made to the Named Executive Officers during 2004.

Aggregated Options Exercised in 2004 and December 31, 2004 Option Values

The following provides information with respect to the exercise of stock options by Named Executive Officers during 2004 and the number and approximate value of unexercised stock options held by the Named Executive Officers as of December 31, 2004:

			Number of Securities Underlying Unexercised Options at December 31, 2004	Value of Unexercised In-the-Money Options at December 31, 2004
Name	Shares Acquired on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)
Philip E. Norwood	0	0	24,000/6,000	$234,000/$58,500
Bob G. Scott	64,100	$753,175	13,600/3,400	$132,600/$33,150
Donald R. Waters	8,000	$124,230	45,200/3,400	$637,213/$33,150

(1)	This value is based on a per share price of $18.75, the closing bid price of the Common Stock on December 31, 2004 (as adjusted to reflect the two-for-one stock split effected on December 31, 2004), minus the exercise price of such options, multiplied by the number of shares Common Stock underlying such options. These values have not been, and may never be, realized, as the underlying options have not been, and may never be, exercised. Actual gains, if any, will depend on the value of the Common Stock on the date of exercise and the dollar amount realized on any resale of the underlying shares of Common Stock. There can be no assurance that the value shown will be realized.

401(k) Plan

Effective December 1, 1997, the Corporation established a contributory plan pursuant to Internal Revenue Code Section 401(k) covering substantially all of its employees (the “401(k) Plan”). Each year the Board determines in its discretion the amount, if any, of matching contributions to be made to participants in the 401(k) Plan. In 2004, 2003, 2002 and 2001, the Board approved matching contributions of 100% of a participant’s deferral of annual compensation up to and including 6% of such participant’s annual compensation, subject to certain restrictions of the Internal Revenue Code. The Board has approved the same matching contributions for 2005. In 2004 the Corporation made contributions under the 401(k) Plan on behalf of Mr. Norwood, Mr. Scott and Mr. Waters of $13,000, $9,200 and $10,362, respectively.

Supplemental Executive Retirement Plan

Effective January 2002, the Corporation implemented the Supplemental Executive Retirement Plan, (the “SERP”) in order to attract and retain employees of outstanding competence and to provide additional deferred compensation benefits for such employees. Under the SERP and the individual agreements with participants established thereunder, benefits are provided to a select group of management employees, including the Named Executive Officers, who contribute materially to the continued growth, development and future business success of the Corporation. The individual agreements established thereunder are intended to be administered by the Compensation and Benefits Committee as welfare benefit plans established and maintained for the participants.

Under the SERP, the Corporation purchases an insurance policy for each participant. The policy is jointly owned by the Corporation and the participant with the insurance policy providing benefits to the participant in the amount and in the manner specified by the SERP and the participant’s individual agreement thereunder. The Corporation makes contributions, as determined in its sole discretion, sufficient to fund the premiums due under each insurance policy. Although portions of the cash surrender value of each insurance policy are vested to the participant over time, the majority of the cash surrender value of each insurance policy will not become vested until the participant attains retirement age.

In the event the participant’s employment is voluntarily or involuntarily terminated for any reason (other than as a result of the participant’s death or disability or a “change in control” (as described below) of the Corporation) prior to the fifth anniversary of the date on which the participant was employed by the Corporation, all benefits payable to the participant under the SERP will be forfeited. In the event the participant’s employment is voluntarily or involuntarily terminated for any reason (other than as a result of the participant’s death or disability, a change in control of the Corporation, or Just Cause (as defined in the SERP)) following the fifth anniversary of the date on which the participant was employed by the Corporation, all benefits payable to the participant under the SERP will become vested upon the second anniversary of the date of the participant’s termination, provided that the participant complies with certain noncompetition, nondisclosure and nonsolicitation provisions under the SERP during such two-year period.

In the event of the participant’s death at any time, benefits payable to the participant under the SERP will become immediately vested and paid to the participant’s beneficiary. In addition, the Corporation will pay to the participant’s beneficiary an amount necessary to reimburse the beneficiary for federal income taxes imposed by the payment of benefits. In the event of the disability of the participant, the participant’s attainment of the age of 65, or a change in control of the Corporation, benefits payable to the participant under the SERP will become immediately vested and paid to the participant, and the participant will not be required to comply with the noncompetition, nondisclosure and nonsolicitation provisions under the SERP. Under the SERP, a “change of control” of the Corporation includes a merger, consolidation or reorganization involving the Corporation in which the Corporation is not the surviving entity, the sale of all or substantially all of the assets of the Corporation, the persons who were members of the Board immediately prior to a tender offer, exchange offer or contested election cease to constitute a majority of the members of the Board after such tender offer, exchange offer or contested election, the acquisition by any person or group of persons of 51% or more of the capital stock of the Corporation, or the consummation of a tender offer or exchange offer in which a person or group of persons acquire beneficial ownership of 51% or more of the capital stock of the Corporation.

If a transfer of policy interests to a participating officer occurs after a change in control, the Corporation will also pay to that officer in the form of a bonus an amount necessary to reimburse the officer for federal taxes imposed on the transfer of the policy to him or to her.

The Corporation has entered into individual agreements under the SERP with each of the Named Executive Officers. The following table provides information regarding benefits provided to the Named Executive Officers under such agreements:

Named Executive Officer	Amount of Policy	Cash Surrender Value of the Policy as of December 31, 2004
Philip E. Norwood	$3,000,000	$426,157
Bob G. Scott	$1,800,000	$414,500
Donald R. Waters	$2,200,000	$309,378

(1)	The portion of the total cash surrender value of each policy in which the Named Executive Officers were fully vested as of December 31, 2004 is as follows: Mr. Norwood, $26,805; Mr. Scott, $313,942; and Mr. Waters, $52,718.

Severance Agreement

Effective October 2000, the Corporation and the Bank entered into a severance agreement with Mr. Norwood (the “Severance Agreement”). The Severance Agreement provides that if the Corporation or the Bank terminates Mr. Norwood’s employment for reasons other than death, disability or Cause (as defined in the Severance Agreement), Mr. Norwood will be prohibited from competing with the Corporation or the Bank in Tarrant County, Texas, from soliciting customers, potential customers or employees of the Corporation or the Bank during the two-year period beginning on the date of his termination, and from disclosing any confidential, proprietary or sensitive corporate information relating to the business of the Corporation and the Bank during the two-year period beginning on the date of his termination.

In the event of his termination, Mr. Norwood will continue to receive his base salary for a period of two years following the date on which he is terminated. In addition, Mr. Norwood would be entitled to retain the automobile provided to him during his service to the Corporation and the Bank, the Corporation would continue to pay Mr. Norwood’s club dues for the two-year period following his termination, and Mr. Norwood, his spouse, and his dependent children, will generally be entitled to participate in all plans or arrangements of the Corporation and the Bank for the two-year period following his termination. Mr. Norwood would also be entitled to the foregoing severance benefits in the event he voluntarily resigns or severs his employment with the Corporation or the Bank as a result of a demotion or reduction in his title or rank, the assignment of duties to him that are materially inconsistent with his existing positions, duties and responsibilities for reasons other than death, disability or Cause, a reduction in his compensation without his prior consent, the relocation of the principal offices of the Corporation or the Bank to a location in excess of thirty miles from the existing principal offices of the Corporation or the Bank, or any requirement that he travel away from his office more than ten consecutive calendar days, or an aggregate of more than thirty calendar days during any twelve-month period, without his prior consent.

In the event of a “change of control” of the Corporation, Mr. Norwood would be entitled to the severance benefits described above if he terminates his employment with the Corporation and the Bank during the ninety-day period beginning on the ninetieth day following the event giving rise to a change of control of the Corporation. Under the Severance Agreement, a “change of control” of the Corporation includes a merger, reorganization or consolidation involving the Corporation or the Bank in which the Corporation or the Bank is not the surviving entity, the sale of all or substantially all of the assets of the Corporation or the Bank, the persons who were members of the Board or the board of directors of the Bank immediately prior to a tender offer, exchange offer or contested election cease to constitute a majority of the members of the Board or the board of directors of the Bank following such tender offer, exchange offer or contested election, the acquisition by any person or group of persons of 51% or more of the capital stock of the Corporation or the Bank, or the consummation of a tender offer or exchange offer in which a person or group of persons acquire beneficial ownership of 51% or more of the capital stock of the Corporation or the Bank.

Performance Compensation Plan

The Corporation has established a Performance Compensation Plan (the “Performance Compensation Plan”) that is administered by the Compensation and Benefits Committee. The objective of the Performance Compensation Plan is to create competitive levels of compensation tied to the attainment of performance objectives which the Compensation and Benefits Committee believes are important for achieving long-term shareholder value. Under the Performance Compensation Plan, participating employees are given the opportunity to receive a bonus in the first quarter of each year based upon the Corporation’s performance during the preceding year.

The Compensation and Benefits Committee annually establishes performance goals under the Performance Compensation Plan based upon the Corporation’s loan and deposit growth, profitability, asset quality and operational productivity. The Compensation and Benefits Committee annually assesses the Corporation’s actual performance against the performance goals established in the preceding year and determines the amount, if any, of awards to be distributed to participants under the Performance Compensation Plan. In addition, all awards under the Performance Compensation Plan are contingent upon the Corporation achieving certain basic financial objectives such as return on equity and net income compared to the prior year. For the Named Executive Officers, 80% of each award under the Performance Compensation Plan in recognition of the Corporation’s preceding year is paid during the first quarter of the following year and the remaining 20% of the award is deferred for two years.

During 2004, the Corporation made awards of $34,872, $18,795 and $27,552 to Mr. Norwood, Mr. Scott and Mr. Waters, respectively, under the Performance Compensation Plan in respect of the Corporation’s performance during 2003. In addition, during 2004, the Corporation made payments of $3,123, $1,651 and $1,855 to Mr. Norwood, Mr. Scott and Mr. Waters, respectively, in respect of awards granted to such individuals under the Performance Compensation Plan during prior years.

COMPENSATION AND BENEFITS COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

As of December 31, 2004, the Compensation and Benefits Committee was comprised of the following members of the Board: William W. Meadows (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert and James L. Murray. Among other duties, the Compensation and Benefits Committee makes recommendations to the Board with regard to the remuneration of the executive officers and directors of the Corporation.

Compensation Policy. The Corporation’s executive compensation programs and practices are designed to attract, retain and motivate highly qualified individuals to serve as executive officers of the Corporation and to reward such executive officers for their contributions to the Corporations’ financial performance. These underlying policies reflect the Compensation and Benefits Committee’s belief that the Corporation’s executive compensation programs and practices should seek to align the interests of the Corporation’s executive officers with those of its shareholders on both a short-term and long-term basis.

The Compensation and Benefits Committee’s general guidelines for executive compensation decisions include the following key principles:

•	Executive compensation should be competitive with that provided by peer financial institutions that compete in the same markets and provide similar financial services and products as the Corporation.

•	Executive compensation packages should contain a performance-based component that is directly linked to both quantitative and qualitative performance goals. Quantitative performance goals should be based upon measures of the Corporation’s financial performance, including net income, return on equity or other indicators deemed appropriate by the Compensation and Benefits Committee. Qualitative performance goals should be based upon individual performance and contributions to the Corporation’s financial performance and achievement of targeted short-term and long-term business and financial objectives.

•	Executive compensation packages should contain base salaries that are comparable to the Corporation’s peer financial institutions.

Prior to establishing executive compensation packages for a given year, the Compensation and Benefits Committee conducts a comprehensive review of the Corporation’s executive compensation programs and practices. In connection with its review, the Compensation and Benefits Committee reviews internal management reports, competitive industry and market data and other information deemed appropriate by the Compensation and Benefits Committee. In addition, the Compensation and Benefits Committee reviews reports and other materials prepared by the Corporation’s independent compensation consultants relating to the competitiveness of the Corporation’s executive practices relative to those of its peer financial institutions.

Elements of Executive Compensation.  The Compensation and Benefits Committee regularly reviews the Corporation’s compensation programs to ensure that remuneration levels and incentive opportunities are competitive and reflect performance by the Corporation and by the respective executive officer. The various components of the compensation programs for executive officers are discussed below.

Base Salary.  Base salary levels are largely determined through comparison with banking organizations of a size and complexity similar to the Corporation. Surveys are utilized to establish base salaries that are within the range of those persons holding positions of comparable responsibility at other banking organizations of a size and complexity similar to the Corporation. Actual base salaries also are intended to reflect individual performance contributions as determined through performance evaluations. In addition to individual job performance and the above-referenced market comparisons, other factors may be taken into consideration, such as cost of living increases as well as an individual’s perceived potential with the Corporation. All executive officer base salary levels, which are reviewed annually, are considered by the Compensation and Benefits Committee to be competitive and within a necessary and reasonable range.

Performance Compensation Plan.  The Compensation and Benefits Committee administers the Performance Compensation Plan. The objective of the Performance Compensation Plan is to create competitive levels of compensation tied directly to the attainment of performance objectives which the Compensation and Benefits Committee believes are important for achieving long-term shareholder value. The Performance Compensation Plan rewards all employees based on the attainment of certain performance goals of the Corporation. The executive officers of the Corporation are eligible to participate at the same level as all employees in relationship to their respective base salaries. In addition, the executive officers, through a supplemental program, earn additional compensation for achievement of the Corporation’s performance goals. The Compensation and Benefits Committee annually determines which executive officers are eligible to participate in the supplemental program of the Performance Compensation Plan and the potential awards to be made for various levels of achievement under the Performance Compensation Plan. The performance goals effective for 2004 included specific goals for growth, profits, asset quality and operational productivity. In 2004 the Named Executive Officers participated in this supplemental program of the Performance Compensation Plan.

All awards under the Performance Compensation Plan are contingent on the Corporation attaining certain basic financial objectives such as return on equity and net income compared to the prior year. For executive officers, a portion of each year’s annual award is deferred and held by the Corporation for payment at a later date. The deferral period under the Performance Compensation Plan is two years. The accumulated deferred payments may be reduced because of less than satisfactory performance in any one year.

Stock Options. The Board has adopted the Corporation’s 1993 Incentive Stock Option Plan and 1997 Incentive Stock Option Plan, each of which has been ratified by the shareholders of the Corporation. It is the Corporation’s philosophy that awarding stock options to officers of the Corporation based upon their respective positions and contributions to the Corporation’s overall success will help attract and retain high quality, results-oriented professionals committed to creating long-term shareholder value. No stock options were awarded to the Named Executive Officers during 2004.

Supplemental Executive Retirement Plan. The Corporation provides deferred compensation benefits for certain of its employees, including the Named Executive Officers, pursuant to the SERP. See “Executive Compensation and Other Information — Supplemental Executive Retirement Plan” for additional information.

Severance Agreement. The Compensation and Benefits Committee may from time to time consider whether or not the Corporation should enter into severance agreements with its executive officers. The Corporation entered into a severance agreement with Mr. Norwood during October 2000. See “Executive Compensation and Other Information — Severance Agreement” for additional information.

Through the programs described above, a significant portion of the Corporation’s executive compensation program is linked directly to individual and corporate performance and long-term shareholder return. The Compensation and Benefits Committee will continue to review all elements of executive compensation to ensure that the total compensation program and each element therein, meet the Corporation’s objectives and philosophy discussed above.

2004 Compensation of the Chief Executive Officer

Mr. Norwood has served as Chairman of the Board, President and CEO of the Corporation and the Bank from January 2001 to present. Mr. Norwood’s 2004 base salary of $275,000 was established by the Board on the Compensation and Benefits Committee’s recommendation, which was based on a survey of peer group institutions and the factors discussed above. Mr. Norwood participates in the Performance Compensation Plan at the all employee level as well as the executive officer level. Because the Corporation achieved certain basic financial objectives established under the Performance Compensation Plan during 2003, Mr. Norwood received an award of $34,872 during January 2004. In addition, the Corporation paid Mr. Norwood $3,123 in January 2004 in respect of awards granted to Mr. Norwood under the Performance Compensation Plan during prior years.

This report is submitted on behalf of the Compensation and Benefits Committee.

William W. Meadows, Chairman
Ronald J. Goldman
F. S. Gunn
Robert L. Herchert
James L. Murray

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

As of December 31, 2004, the Compensation and Benefits Committee was comprised of the following members of the Board: William W. Meadows (Chairman), Ronald J. Goldman, F. S. Gunn, Robert L. Herchert and James L. Murray. During 2004, no member of the Compensation and Benefits Committee served as an officer or employee of the Corporation or its subsidiaries. Prior to their respective retirements on December 31, 1997, Mr. Gunn and Mr. Murray served as officers of the Corporation. Mr. Meadows is an executive of Wm. Rigg Insurance Co., an insurance agency that the Corporation has engaged to place certain property and casualty insurance coverage and to assist in providing property and casualty insurance products to the Corporation’s customers.

During 2004 no executive officer of the Corporation (i) served as a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation and Benefits Committee, (ii) served as a director of another entity, one of whose executive officers served on the Compensation and Benefits Committee, or (iii) was a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Corporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 for compensation plans under which shares of Common Stock may be issued (as adjusted to reflect the two-for-one stock split effected on December 31, 2004).

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders (1)	679,578	$ 8.54	642,500
Equity compensation plans not approved by security holders (2)	—	—	—
Total	679,578	$ 8.54	642,500

(1)	All equity compensation plans of the Corporation, consisting of the 1993 Incentive Stock Option Plan and the 1997 Incentive Stock Plan, have been approved by the Corporation’s shareholders.

STOCK PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Common Stock with that of the CRSP Total Return Index for The Nasdaq Stock Market (US Companies) (the “Total Return Index”), a broad market index published by the Center for Research in Security Prices at the University of Chicago, and the Nasdaq Bank Stocks Index (“Bank Stocks Index”), a bank industry stock index also published by the Center for Research in Security Prices at the University of Chicago. The comparison for each of the periods assumes that $100 was invested on December 31, 1999 in each of the Common Stock, the Total Return Index and the Bank Stocks Index. The comparison also assumes that all dividends were reinvested. These indexes, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

At December 31,	1999	2000	2001	2002	2003	2004
Summit Bancshares, Inc.	$100.00	$122.497	$107.663	$120.095	$170.939	$230.909
Total Return Index	$100.00	$60.309	$47.838	$33.074	$49.449	$53.813
Bank Stocks Index	$100.00	$114.235	$123.681	$126.647	$162.917	$186.447

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans

     Certain directors, officers and principal shareholders of the Corporation and their affiliates are customers of the Corporation. Accordingly, such persons have deposit accounts with the Corporation, and the Corporation makes loans or extends credit to such persons in the ordinary course of its business. All loans or other extensions of credit made by the Corporation to directors, officers and principal shareholders of the Corporation and their affiliates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with independent third parties and did not involve more than the normal risks of collectibility or present other unfavorable features. The Corporation expects to continue to enter into such transactions in the ordinary course of its business, and such transactions will be subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act and the requirements of Section 13(k) of the Securities Exchange Act.

Other Transactions

     During the Corporation’s fiscal year ended December 31, 2004, the Corporation retained Barlow Garsek & Simon, LLP to perform legal services. Elliott S. Garsek, a director of the Corporation, is a shareholder of Barlow Garsek & Simon, LLP. During 2004, the Corporation also engaged Kelly, Geren & Searcy, Inc. as real estate brokers or advisors in connection with certain real estate transactions. Byron B. Searcy, a director of the Corporation, is a commercial real estate broker affiliated with Kelly, Geren & Searcy, Inc. In addition, the Corporation engaged Wm. Rigg Insurance Co. during 2004 as a broker to place certain property and casualty insurance coverage. The Corporation also has a contract with Wm. Rigg Insurance Co. to assist in providing property and casualty insurance products to the Corporation’s customers. William W. Meadows, a director of the Corporation, is an executive of Wm. Rigg Insurance Co.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act requires the Corporation’s directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Corporation with copies of all Section 16(a) reports that they file with the SEC.

     To the Corporation’s knowledge, based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Corporation and written representations from certain reporting persons, no director, executive officer or greater than 10% beneficial owner of Common Stock, failed to timely file with the SEC one or more required reports on Form 3, 4 or 5 during 2004, other than Mr. Meadows and Mr. Goldman, each of whom failed to timely file one Form 4 to report one transaction in the Common Stock.

SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 2006 Annual Meeting of Shareholders must be received by the Corporation at its principal executive offices at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, Attention: Corporate Secretary, not later than November 25, 2005 to be included in the Corporation’s proxy statement and accompanying proxy relating to the 2006 Annual Meeting of Shareholders. Any such proposals shall be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act. It is anticipated that the 2006 Annual Meeting of Shareholders will be held on or about April 18, 2006.

     Proxy holders designated by the Board for the 2006 Annual Meeting of Shareholders may vote proxies in their discretion on proposals of shareholders if (i) the Corporation receives notice of the proposal on or after February 8, 2006 or (ii) the Corporation receives notice of the proposal prior to February 8, 2006, describes the proposal in the Corporation’s proxy statement relating to its 2006 Annual Meeting of Shareholders and states how the proxy holders designated by the Board intend to vote with respect to such proposal.

ANNUAL REPORT AND
CORPORATE GOVERNANCE MATERIALS

     A copy of the Corporation’s 2004 Annual Report on Form 10-K, including the financial statements and schedules thereto, filed with the SEC, may be obtained without charge (except for exhibits thereto, which will be furnished upon payment of the Corporation’s reasonable expenses in furnishing such exhibits) by any shareholder of the Corporation upon written request to:

Summit Bancshares, Inc. P.O. Box 2665 Fort Worth, Texas 76113 Attention: Bob G. Scott

     Copies of charters of certain committees of the Board and other corporate governance materials are publicly available on the Corporation’s website at www.summitbank.net under the “Investor Relations” section, including the Amended and Restated Audit Committee Charter, Compensation and Benefits Committee Charter, Nominating and Corporate Governance Committee Charter and Code of Ethics and Standards of Conduct of the Corporation.

By Order of the Board of Directors,

Philip E. Norwood
Chairman of the Board, President and CEO

March 25, 2005
Fort Worth, Texas

SUMMIT BANCSHARES, INC. 3880 HULEN ST. SUITE 300 FORT WORTH, TX 76107
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Summit Bancshares, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SMMTB1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

 SUMMIT BANCSHARES, INC.

Vote On Directors

1.	ELECTION OF DIRECTORS - Nominees:				For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
					All	All	Except
	01) Robert P. Evans	07) William W. Meadows
	02) Elliott S. Garsek	08) James L. Murray			☐	☐	☐
	03) Ronald J. Goldman	09) Philip E. Norwood
	04) F.S. Gunn	10) Byron B. Searcy
	05) Robert L. Herchert	11) Roderick D. Stepp
06) Jay J. Lesok

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED ABOVE.

Please date this proxy and sign your name exactly as it appears hereon, and mail today. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, this proxy should be signed by a duly authorized officer.

For comments, please check this box and write them on the back where indicated					☐

Please indicate if you plan to attend this meeting			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

SUMMIT BANCSHARES, INC.
This Proxy is Solicited on Behalf of the Board of Directors of the Corporation
For Annual Meeting of Shareholders
April 19, 2005

     The undersigned hereby constitutes and appoints James L. Murray, F.S. Gunn and Elliott S. Garsek, and each of them, attorneys and proxies with full power of substitution and resubstitution to vote for and in the name and place of the undersigned, as directed on the reverse side, all the shares of Common Stock of Summit Bancshares, Inc. (the “Corporation”) held or owned of record by the undersigned at the close of business on March 7, 2005, at the Annual Meeting of Shareholders of the Corporation to be held in the Summit Bank Boardroom located at 3880 Hulen Street, Suite 300, Fort Worth, Texas 76107, at 3:30 p.m. local time, on April 19, 2005, and at any adjournment thereof. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the Annual Meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL THE NOMINEES LISTED ON THE REVERSE SIDE. DISCRETIONARY AUTHORITY IS HEREBY CONFERRED TO THE PERSONS DESIGNATED HEREIN AS PROXIES AS TO ANY OTHER BUSINESS AS MAY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. The undersigned hereby revokes any proxy or proxies heretofore given and hereby confirms all that said attorneys and proxies, or any of them, or their substitutes may do by virtue hereof. In addition, receipt of the 2004 Annual Report to Shareholders, the Notice of Annual Meeting and the Proxy Statement of the Corporation dated March 25, 2005, is hereby acknowledged.

Comments:

(If you noted comments above, please check the corresponding box on the reverse side.)